Exhibit 10.1
EXECUTION COPY
CUSIP No. 902693AC4
U.S. $300,000,000
CREDIT AGREEMENT
Dated as of May 25, 2011
Among
UGI UTILITIES, INC.
as Borrower
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent
and
CITIZENS BANK OF PENNSYLVANIA
as Syndication Agent
PNC CAPITAL MARKETS LLC
and
RBS CITIZENS, N.A.
as Joint Lead Arrangers and Joint Bookrunners

i

Schedules

Schedule I — List of Applicable Lending Offices
Schedule 3.01(h) —Credit Facility
Schedule 5.02(a) — Existing Liens
Exhibits

Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Swing Line Note
Exhibit B-1	—	Form of Notice of Revolving Credit Borrowing
Exhibit B-2	—	Form of Notice of Swing Line Borrowing
Exhibit C	—	Form of Assignment and Assumption
Exhibit D	—	Form of Opinion of Counsel for the Borrower

ii

CREDIT AGREEMENT
Dated as of May 25, 2011
UGI UTILITIES, INC., a Pennsylvania corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), and CITIZENS BANK OF PENNSYLVANIA, as syndication agent, agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Advance” means a Revolving Credit Advance or a Swing Line Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent” has the meaning specified in the Preamble.
“Agent’s Account” means the account of the Agent maintained by the Agent at its office at PNC Firstside Center, 500 First Avenue, Pittsburgh, PA 15219, ABA 043 000 096; Account Name: Wire Suspense- Agency Services; Account #13076-001-7005 and reference UGI Utilities.
“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, for Base Rate Advances or Eurodollar Rate Advances, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable Margin for	Applicable Margin for
S&P/Moody’s/Fitch	Base Rate Advances	Eurodollar Rate Advances
Level 1 A/A2/A or above	0%	0.875%
Level 2 A-/A3/A-	0%	1.00%
Level 3 BBB+/Baa1/BBB+	0.25%	1.25%
Level 4 BBB/Baa2/BBB	0.50%	1.50%
Level 5 BBB-/Baa3/BBB-	0.75%	1.75%
Level 6 BB+/Ba1/BB+ or lower	1.00%	2. 00%
“Applicable Commitment Fee Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable
S&P/Moody’s/Fitch	Percentage
Level 1 A/A2/A or above	0.10%
Level 2 A-/A3/A-	0.125%
Level 3 BBB+/Baa1/BBB+	0.15%
Level 4 BBB/Baa2/BBB	0.175%
Level 5 BBB-/Baa3/BBB-	0.20%
Level 6 BB+/Ba1/BB+ or lower	0.25%
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
“Assuming Lender” has the meaning specified in Section 2.19(d).
“Assumption Agreement” has the meaning specified in Section 2.19(d)(ii).
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(a).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate plus 50 basis points (0.5%), (b) the Prime Rate, and (c) the Daily LIBOR Rate plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.08(a)(i).
“Borrower” has the meaning specified in the Preamble.
“Borrower Information” has the meaning specified in Section 8.08.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
“CIP Regulations” has the meaning specified in Section 7.08.
“Commitment” means, as to any Lender, (a) the amount set forth opposite such Lender’s name on the signature pages hereof, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.19.
“Commitment Date” has the meaning specified in Section 2.19(b).
“Commitment Fees” has the meaning specified in Section 2.05(a).
“Commitment Increase” has the meaning specified in Section 2.19(a).
“Communications” has the meaning specified in Section 8.02(b).
“Confidential Information Memorandum” means the confidential information memorandum dated April 2011, as supplemented by the Borrower on May 4, 2011, used by the Agent in connection with the syndication of the Commitments.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Debt” means, with respect to the Borrower, at any date, the Debt (other than Non-recourse Debt) of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
“Consolidated Subsidiary” means, with respect to the Borrower, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Capital” means, with respect to the Borrower, at any date, the sum of (x) Consolidated Debt plus (y) consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries, in each case determined at such date; provided that any accumulated other comprehensive income and loss and, without duplication, any non-cash effects resulting from the application of Accounting Standards Codification 715 will be excluded.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.
“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage on such day.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all non-contingent obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Interest on Revolving Credit Advances and Other Amounts” has the meaning specified in Section 2.08(b).
“Default Interest on Swing Line Advances” has the meaning specified in Section 2.03(e).
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances, participations with respect to Letters of Credit, or participations in Swing Line Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless either the subject of a good faith dispute or such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 2.16 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (d) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of an Insolvency Proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of an Insolvency Proceeding.
“Disclosed Litigation” has the meaning specified in Section 3.01(b).
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Drawing Date” has the meaning specified in Section 2.04(c)(i).
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means (i) with the approval of the Agent and the Issuing Lender, any Lender; (ii) with the approval of the Agent and the Issuing Lender, any Affiliate of a Lender that is a commercial bank; and (iii) any other Person approved by the Agent and the Issuing Lender and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower, any Defaulting Lender nor any Affiliate of the Borrower or a Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to health, safety or the environment by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages or by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local, municipal or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Eurodollar Rate” means, with respect to each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. dollars for an amount comparable to such Revolving Credit Borrowing and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Eurodollar Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - Eurodollar Rate Reserve Percentage
The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Advance that is outstanding on the effective date of any change in the Eurodollar Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.08(a)(ii).
“Eurodollar Rate Reserve Percentage” means as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) maintained by a member bank of the Federal Reserve System.

“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” has the meaning specified in Section 2.15(a).
“Existing Letter of Credit” means the letter of credit issued by Wells Fargo Bank, N.A. on or about June 9, 1998 (with an expiry date as of the Effective Date of November 11, 2011), letter of credit number 519886 in the face amount of $2,000,000, issued for the benefit of the Self Insurance Division Bureau of Workers Compensation and outstanding on the Effective Date.
“FATCA” means Section 1471 through 1474 of the Internal Revenue Code.
“Federal Funds Rate” for any day, means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.
“Federal Funds Open Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest hereunder will change automatically without notice to the Borrower, effective on the date of any such change.
“Fee Letter” means the letter dated April 8, 2011, signed by the Borrower, the Agent, and PNC Capital Markets LLC, as a joint lead arranger and joint bookrunner.

“Fitch” means Fitch, Inc.
“Foreign Lender” has the meaning specified in Section 2.15(e).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders.
“Hazardous Materials” means (a) gasoline, petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls, radon gas and urea-formaldehyde insulation and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity swap agreements or option agreements, commodity future agreements, equity or equity index swap agreements, foreign exchange transaction agreements, floor transaction agreements, cap transaction agreements, collar transaction agreements and other similar agreements or any combination of the foregoing agreements.
“ICC” has the meaning specified in Section 8.09.
“Increase Date” has the meaning specified in Section 2.19(a).
“Increasing Lender” has the meaning specified in Section 2.19(b).
“Indemnified Costs” has the meaning specified in Section 7.09.
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Initial Lenders” has the meaning specified in the Preamble.
“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any law.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be two weeks or one, two, three or six months, as specified by the Borrower in the Notice of Revolving Credit Borrowing received by the Agent no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:
(a) the Borrower may not select any Interest Period that ends after the Termination Date;
(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;
(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ISP98” has the meaning specified in Section 8.09.
“Issuing Lender” means (a) with respect to the Existing Letter of Credit only, Wells Fargo Bank, N.A. and (b) with respect to Letters of Credit issued on or after the Closing Date, PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that becomes the Issuing Lender in accordance with the last paragraph of Section 7.06. References herein to “the Issuing Lender” shall be deemed to be references to PNC (or any successor issuer of Letters of Credit) and not to Wells Fargo Bank, N.A.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, judgment, authorization or approval of, or award by or settlement agreement with, any Official Body.

“Lenders” means the Initial Lenders, and each Assuming Lender that shall become a party hereto pursuant to Section 2.19 and each Person that shall become a party hereto pursuant to Section 8.07.
“Letter of Credit” has the meaning specified in Section 2.04(a).
“Letter of Credit Borrowing” has the meaning specified in Section 2.04(c)(iii).
“Letter of Credit Collateral Account” has the meaning specified in Section 2.21(b)(iv).
“Letter of Credit Fee” has the meaning specified in Section 2.04(b).
“Letter of Credit Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
“Letter of Credit Sublimit” has the meaning specified in Section 2.04(a).
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement, the Fee Letter, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith, in each case as amended, supplemented or modified from time to time.
“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.
“Material Subsidiary” means, with respect to the Borrower, at any time, any Subsidiary of the Borrower that is a “significant subsidiary” (as such term is defined in Regulation S-X, but treating all references therein to the “registrant” as references to the Borrower).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-recourse Debt” of any Person means Debt secured by a Lien on one or more assets or rights to receive revenue of such Person where the rights and remedies of the holder of such Debt in respect of such Debt are non-recourse to such Person and do not extend to any other assets or rights to receive revenue of such Person and, if such Person is organized under the laws of or doing business in the United States or any political subdivision thereof or therein, as to which such holder has effectively waived (or subordinated in favor of the Lenders) such holder’s right to make the election provided under 11 U.S.C. §1111(b)(1)(A).
“Note” means a Revolving Credit Note or the Swing Line Note.
“Notice” has the meaning specified in Section 8.02(c).
“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Swing Line Borrowing” has the meaning specified in Section 2.03(b).
“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Order” has the meaning specified in Section 2.04(h).
“Other Taxes” has the meaning specified in Section 2.15(b).
“Participation Advance” has the meaning specified in Section 2.04(c)(iii).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or contracts (other than for the repayment of borrowed money); and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning specified in Section 8.02(b).
“PNC” means PNC Bank, National Association, its successors and assigns.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by PNC as its prime rate in effect at its principal office in Pittsburgh, Pennsylvania, which rate may not be the lowest rate then being charged to commercial borrowers by PNC; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.
“Public Debt Rating” means, as of any date, the current rating announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing: (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined (i) in the case of an S&P or Moody’s rating, by reference to the available rating or (ii) in the case of a Fitch rating, the applicable level will be deemed to be one level below the available rating; (b) if only S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined by reference to the highest available rating, unless such ratings differ by two or more levels in which case the applicable level be deemed to be one level below the higher of such levels; (c) if only Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined by reference to the Moody’s rating, unless such ratings differ by two or more levels in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if only S&P and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined by reference to the S&P rating, unless such ratings differ by two or more levels in which case the applicable level will be deemed to be one level below the higher of such levels; (e) if S&P, Moody’s and Fitch each have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Percentage shall be (i) based upon the rating level of two such agencies, if two such agencies have ratings in the same level or (ii) deemed to be one level below the highest of such levels if the rating levels of the three agencies fall within three different levels; (f) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Commitment Fee Percentage”, as the case may be; (g) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (h) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.
“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Agent); provided that, with respect to any day that is not a Business Day, the “Published Rate” shall be the Published Rate on the immediately preceding Business Day.
“Ratable Share” means, at any time, with respect to any Lender, the proportion that such Lender’s Commitment bears to the Commitments of all of the Lenders; provided that, in the case of Section 2.21, when a Defaulting Lender shall exist, Ratable Share shall mean the proportion that such Lender’s Commitment bears to the Commitment of all of the Lenders other than Defaulting Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Register” has the meaning specified in Section 8.07(c).
“Regulation S-X” means Regulation S-X of the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended from time to time).
“Reimbursement Obligation” shall have the meaning specified in Section 2.04(c)(i).

“Required Lenders” means Lenders, excluding any Defaulting Lenders, having a majority of the sum of the aggregate amount of the Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Commitments, a majority of the sum of (a) the aggregate outstanding principal amount of the Revolving Credit Advances of the Lenders (excluding any Defaulting Lender) and (b) the Ratable Shares of the Lenders (excluding any Defaulting Lender) of the Letter of Credit Obligations and the principal amount of the Swing Line Advances then outstanding.
“Responsible Officer” means, with respect to the Borrower, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower.
“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders pursuant to Section 2.01.
“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.
“Revolving Facility Usage” means, at any time, the sum of the outstanding principal amount of the Revolving Credit Advances, the outstanding principal amount of the Swing Line Advances and the Letter of Credit Obligations.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
“SEC Reports” means periodic reports filed from time to time with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended from time to time).
“Securities Certificate” has the meaning specified in Section 2.20.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Swing Line Advance(s)” has the meaning specified in subsection 2.03(a).
“Swing Line Collateral Account” has the meaning specified in Section 2.21(b)(iii).
“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Advances pursuant to the provisions of Section 2.03 of this Agreement in an aggregate amount at any one time outstanding not to exceed $30,000,000, as the same may be changed from time to time in accordance with the provisions of this Agreement.
“Swing Line Lender” means PNC, and any successor thereto, or any other Lender to which the Swing Line Commitment is assigned, in each case in its capacity as the lender of Swing Line Advances.
“Swing Line Note” has the meaning specified in subsection 2.03(b).
“Swing Line Prepayment Date” has the meaning specified in subsection 2.03(c).
“Taxes” has the meaning specified in Section 2.15(a).
“Termination Date” means the earlier of (a) May 23, 2012, subject to the extension thereof pursuant to Section 2.20, and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.
“Total Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Advances made by such Lender then outstanding, (b) such Lender’s Ratable Share multiplied by the aggregate Letter of Credit Obligations at such time and (c) such Lender’s Ratable Share multiplied by the aggregate principal amount of Swing Line Advances then outstanding.
“Trust Indenture Act” has the meaning specified in Section 7.02.
“UCP” has the meaning specified in Section 8.09.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Borrower and the Agent.
Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, provided that if the Borrower, by notice to the Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (a) the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders) and (b) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower shall provide to the Agent and the Lender, when it delivers its financial statements pursuant to any provision hereof, such reconciliation statements as shall be reasonably requested by the Agent.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01 The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment minus the sum of such Lender’s Ratable Share of (i) all Letter of Credit Obligations then outstanding, and (ii) the principal amount of all Swing Line Advances then outstanding; provided that no Revolving Credit Advances shall be made if, after giving effect thereto and the simultaneous application of the proceeds thereof, the Total Exposure of all Lenders would exceed the Commitments of all Lenders at such time. Each Revolving Credit Borrowing comprised of Eurodollar Rate Advances shall be in an aggregate amount of $5,000,000 and each Revolving Credit Borrowing comprised of Base Rate Advances shall be in an aggregate amount of $1,000,000 or, in each case, an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Ratable Shares. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.

Section 2.02 Making the Revolving Credit Advances.
(a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 1:00 p.m. (Pittsburgh, Pennsylvania time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (Pittsburgh, Pennsylvania time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic means. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or other electronic means (it being understood that the Agent may rely on the authority of any individual making such telephone request without the necessity of receipt of such written confirmation), in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 2:00 p.m. (Pittsburgh, Pennsylvania time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower by transferring such funds to an account designated by the Borrower no later than 4:00 p.m. (Pittsburgh, Pennsylvania time) on the date of such Revolving Credit Borrowing.
(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Revolving Credit Borrowings.
(c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Share of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower to the Agent for such period. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against the Lender that shall have failed to make such payment to the Agent.
(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.
Section 2.03 Swing Line Advances.
(a) Subject to the terms and conditions hereof, and relying on the representations and warranties herein set forth, the Swing Line Lender shall make swing line loans (the “Swing Line Advances”) to the Borrower at any time or from time to time after the date hereof to, but not including the Termination Date in an aggregate outstanding principal amount up to but not in excess of the amount of the Swing Line Commitment as requested by the Borrower; provided, that, (a) after giving effect to any amount requested, the Revolving Credit Advances outstanding shall not exceed the Commitments of all of the Lenders and (b) the aggregate principal amount of all outstanding Swing Line Advances (after giving effect to any amount requested), shall not exceed the lesser of (i) the Commitments of all of the Lenders less the sum of all outstanding Revolving Credit Advances and the Letter of Credit Obligations and (ii) the Swing Line Commitment. Within the foregoing limits, the Borrower may prior to the Termination Date borrow, repay and reborrow under the Swing Line Commitment, subject to and in accordance with the terms and limitations hereof. The interest rate for a Swing Line Advance shall be the Daily LIBOR Rate plus the Applicable Margin in effect from time to time for Eurodollar Rate Advances (or, if the Daily LIBOR Rate is unavailable, the Base Rate plus the Applicable Margin in effect from time to time for Base Rate Advances), and such interest shall be due and payable in arrears on the first Business Day of each month.

(b) Each request for a Swing Line Advance (each a “Notice of Swing Line Borrowing”) shall be in writing (or by telephone immediately confirmed in writing, it being understood that the Swing Line Lender may rely on the authority of any individual making such telephonic request without the necessity of receipt of such written confirmation) in substantially the form of Exhibit B-2 hereto and received by the Swing Line Lender not later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the Business Day such Swing Line Advance is to be made (or such later time as the Swing Line Lender shall agree in its discretion), specifying in each case (i) the amount to be borrowed, and (ii) the requested borrowing date. The request for such Swing Line Advance shall be irrevocable. The Swing Line Lender shall, not later than 4:00 p.m. (Pittsburgh, Pennsylvania time) on the date specified in the Borrower’s request for such Swing Line Advance, make such Swing Line Advance by crediting the deposit account designated by the Borrower in writing at the time of such request. Each Swing Line Advance shall be in an original principal amount of $100,000 or in integral amounts of $100,000 in excess thereof. The obligation of the Borrower to repay the Swing Line Advances may be evidenced by a promissory note of the Borrower dated the date hereof, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment and substantially in the form of Exhibit A-2 (as amended, supplemented or otherwise modified from time to time, the “Swing Line Note”).
(c) The Borrower shall have the right at any time and from time to time to prepay the Swing Line Advances, in whole or in part, without premium or penalty, upon prior written, facsimile or telephonic notice to the Swing Line Lender given no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the date of any proposed prepayment (each such date, a “Swing Line Prepayment Date”). Each notice of prepayment shall specify the Swing Line Advance to be prepaid and the amount to be prepaid (which, except in the case of payment in full, shall be in the principal amount of $100,000 or in integral multiples of $100,000 in excess thereof), shall be irrevocable and shall commit the Borrower to prepay such amount on such date. All Swing Line Advances and accrued interest thereon shall be payable on the Termination Date.
(d) If a Swing Line Advance has not been repaid within seven (7) Business Days of the date that such Swing Line Advance was made, the Swing Line Lender shall notify the Agent and the Agent shall notify each Lender thereof and of each Lender’s pro rata share (based on its Ratable Share) thereof. Each Lender shall before 12:00 noon (Pittsburgh, Pennsylvania time) on the next Business Day and whether or not one or more Events of Default shall exist (other than an Event of Default under Section 6.01(e)) make available to the Agent, in immediately available funds, the amount of its pro rata share (based on its Ratable Share) of the principal amount of such Swing Line Advance outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Credit Advance to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 3.02. The Agent shall use such funds to repay the principal amount of such Swing Line Advance to the Swing Line Lender. The failure of any Lender to make available to the Agent for the account of the Swing Line Lender a Revolving Credit Advance as provided in this Section 2.03(d) shall be treated for all purposes in the same manner as the failure of a Lender to make a Revolving Credit Advance under Section 2.02(d) and (e) and shall be subject to the provisions of such Sections.

(e) Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest on Swing Line Advances”) on (i) the unpaid principal amount of each Swing Line Advance, payable on demand at a rate per annum equal at all times to 2% per annum above the Base Rate plus the Applicable Margin in effect from time to time and (ii) to the fullest extent permitted by law, the amount of any interest payable hereunder with respect to Swing Line Advances that is not paid when due, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate plus the Applicable Margin in effect from time to time, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest on Swing Line Advances shall accrue and be payable hereunder whether or not previously required by the Agent and shall be paid in full on demand.
(f) In the event that (i) the Borrower shall fail to repay the Swing Line Lender (A) the outstanding Swing Line Advances together with accrued interest thereon on the Termination Date, (B) the amount of any Swing Line Advance on any Swing Line Prepayment Date for such Swing Line Advance or (C) any amounts required under Section 2.03(g), or (ii) an Event of Default shall occur under Section 6.01(e), the Agent shall promptly notify each Lender of the unpaid amount of such Swing Line Advance(s) (including accrued interest thereon) and of such Lender’s respective participation therein in an amount equal to such Lender’s Ratable Share of such amount. Each Lender shall make available to the Agent for payment to the Swing Line Lender an amount equal to its respective participation therein (including without limitation its pro rata share of accrued but unpaid interest thereon, in same day funds, at the office of the Agent specified in such notice. If such notice is delivered by the Agent by 11:00 a.m. (Pittsburgh, Pennsylvania time), each Lender shall make funds available to the Agent on that Business Day. If such notice is delivered after 11:00 a.m. (Pittsburgh, Pennsylvania time), each Lender shall make funds available to the Agent on the next Business Day. In the event that any Lender fails to make available to the Agent the amount of such Lender’s participation in such unpaid amount as provided herein, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate per annum equal to the Federal Funds Rate for each day during the period between the Business Day such payment is due in accordance with the terms of this Section 2.03(f) and the date on which such Lender makes available its participation in such unpaid amount. The failure of any Lender to make available to the Agent its Ratable Share of any such unpaid amount shall not relieve any other Lender of its obligations hereunder to make available to the Agent its Ratable Share of such unpaid amount on the Business Day such payment is due in accordance with the terms of this Section 2.03(f). The Agent shall promptly distribute to each Lender which has paid all amounts payable by it under this Section 2.03(f) with respect to the unpaid amount of any Swing Line Advance, such Lender’s Ratable Share of all payments received by the Agent from the Borrower in repayment of such Swing Line Advance when such payments are received; provided, however, that in the event that any payment received by the Lenders shall be required to be returned by the Swing Line Lender, any Lender receiving any portion of such payment shall be required to return to the Swing Line Lender such portion thereof previously distributed to it. Notwithstanding anything to the contrary herein, each Lender which has paid all amounts payable by it under this subsection 2.03(f) shall have a direct right to repayment of such amounts from the Borrower subject to the procedures for repaying Lenders set forth in this Section 2.03(f) and the provisions of Section 8.05.
(g) In the event the Commitments are terminated in accordance with the terms hereof, the Swing Line Commitment shall also be terminated automatically. In the event the Borrower reduces the aggregate Commitments to less than the Swing Line Commitment, the Swing Line Commitment shall immediately be reduced to an amount equal to the aggregate Commitments. In the event the Borrower reduces the aggregate Commitments to less than the outstanding principal amount of the Swing Line Advances outstanding, the Borrower shall immediately repay the amount by which the outstanding Swing Line Advances exceeds the Swing Line Commitment as so reduced plus accrued interest thereon.

(h) Each Lender acknowledges and agrees that, in making any Swing Line Advance, the Swing Line Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 3.02, unless, at least one Business Day prior to the time such Swing Line Advance was made, the Required Lenders shall have notified the Swing Line Lender (with a copy to the Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 3.02 would not be satisfied if such Swing Line Advance were then made (it being understood and agreed that, in the event the Swing Line Lender shall have received any such notice, it shall have no obligation to make any Swing Line Advance until and unless it shall be satisfied in its sole discretion that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swing Line Advances pursuant to this Section 2.03 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
Section 2.04 Letter of Credit Subfacility.
(a) Issuance of Letters of Credit. The Borrower may at any time prior to the Termination Date request the issuance of a letter of credit (together with the Existing Letter of Credit, each a “Letter of Credit” and collectively, the “Letters of Credit”) on behalf of itself or its Subsidiaries, or the amendment or extension of an existing Letter of Credit, by delivering to the relevant Issuing Lender (with a copy to the Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) at least three (3) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance, amendment or extension. Each Letter of Credit shall be a standby letter of credit and no commercial letter of credit shall be issued hereunder. Promptly after receipt of any letter of credit application, the relevant Issuing Lender shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Agent with a copy thereof. Unless the relevant Issuing Lender has received notice from any Lender, the Agent, or the Borrower, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 3.02 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.04, such Issuing Lender or any of such Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of no greater than twelve (12) months from the date of issuance, and (B) in no event expire later than five (5) Business Days prior to the Termination Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $100,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Commitments. Notwithstanding the foregoing, any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the relevant Issuing Lender (each an “Auto-Extension Letter of Credit”) pursuant to which the expiration date of such Auto-Extension Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (B) above), subject to a right on the part of such Issuing Lender to prevent any such renewal from occurring for one of the reasons set forth in this Section 2.04(a) by giving notice to the beneficiary in advance of any such renewal; provided that the initial expiration date (or any subsequent expiration date) of each such Auto-Extension Letter of Credit is not later than five (5) Business Days prior to the Termination Date. Unless otherwise directed by the relevant Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any extension of an Auto-Extension Letter of Credit. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized the relevant Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the date set forth in clause (B) above; provided, however, that an Issuing Lender shall not permit any such extension if (I) such Issuing Lender has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (II) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the date that notice must be given to prevent an extension of such Letter of Credit from the Agent or any Lender that one or more of the applicable conditions specified in Section 3.02 is not then satisfied and directing such Issuing Lender not to permit such extension (it being understood and agreed that, in the event an Issuing Lender shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied in its sole discretion that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with this Section 2.04(a) and with Section 3.02 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the relevant Issuing Lender will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.
(b) Letter of Credit Fees. The Borrower shall pay (i) to the Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Credit Advances that are Eurodollar Rate Advances in effect from time to time and (ii) to each Issuing Lender for its own account a fronting fee equal to 0.125% per annum with respect to all Letters of Credit issued by such Issuing Bank (in each case under clauses (i) and (ii) above computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on or before the third Business Day following the last day of each March, June, September and December following the date hereof following issuance of each Letter of Credit. The Borrower shall also pay to each Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then in effect customary invoiced fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c) Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit (including, with respect to the Existing Letters of Credit, on the Closing Date), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
(i) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the relevant Issuing Lender will promptly notify the Borrower and the Agent thereof. Provided that it shall have received such notice by 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date that an amount is paid by an Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”), the Borrower shall reimburse (such obligation to reimburse the Issuing Lenders shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Lender by 2:00 p.m. (Pittsburgh, Pennsylvania time) on such date by paying to the Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender, or if such notice has not been received by the Borrower by 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Drawing Date, then the Borrower shall make such payment, with interest thereon from the Drawing Date at the rate applicable to Base Rate Advances, not later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the Business Day immediately following the date on which it shall have received such notice. In the event the Borrower fails to reimburse an Issuing Lender (through the Agent) for the full amount of any drawing under any Letter of Credit when due (plus, to the extent applicable, interest thereon as provided above), the Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Base Rate Advances be made by the Lenders to be disbursed, if such notice is received on or before 12:00 noon (Pittsburgh, Pennsylvania time) on a Business Day, not later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on such Business Day and, otherwise, not later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the next Business Day, subject to, in each case, the amount of the unutilized portion of the Commitments and subject to the conditions set forth in Section 3.02 other than any notice requirements. Any notice given by the Agent or an Issuing Lender pursuant to this Section 2.04(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii) Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make available to the Agent for the account of the relevant Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to this Section 2.04(c)(ii)) each be deemed to have made a Base Rate Advance to the Borrower in that amount. If any Lender so notified fails to make available to the Agent for the account of the relevant Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Base Rate Advances on and after the fourth day following the Drawing Date. The Agent and the relevant Issuing Lender will promptly give notice (as described in Section 2.04(c)(i) above) of the occurrence of the Drawing Date, but failure of the Agent or any Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.04(c)(ii).

(iii) With respect to any unreimbursed drawing that is not converted into a Base Rate Advance to the Borrower in whole or in part as contemplated by Section 2.04(c)(i), because of the Borrower’s failure to satisfy the conditions set forth in Section 3.02 other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Base Rate Advances. Each Lender’s payment to the Agent for the account of the relevant Issuing Lender pursuant to this Section 2.04(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.04(c).
(d) Repayment of Participation Advances.
(i) Upon (and only upon) receipt by the Agent for the account of the relevant Issuing Lender of immediately available funds from the Borrower (x) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Agent, or (y) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender’s Ratable Share of such funds, except the Agent shall retain for the account of the relevant Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.
(ii) If the Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of any payment made by the Borrower to the Agent for the account of an Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or any interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent for the account of the relevant Issuing Lender the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Federal Funds Rate in effect from time to time.
(e) Documentation. The Borrower agrees to be bound by the terms of each Issuing Lender’s application and agreement for letters of credit and each Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower’s. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Lender shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, an Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
(g) Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Advances or Participation Advances, as contemplated by Section 2.04(c), as a result of a drawing under a Letter of Credit, and the obligation of the Borrower to reimburse the relevant Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.04 under all circumstances, including the following circumstances:
(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which the Borrower may have against any Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii) the failure of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.01, 2.02 or 3.02 or as otherwise set forth in this Agreement for the making of a Revolving Credit Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.04(c);
(iii) any lack of validity or enforceability of any Letter of Credit;
(iv) any claim of breach of warranty that might be made by the Borrower or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrower or any Lender may have at any time against a beneficiary, successor beneficiary or any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any Issuing Lender or any of its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or Subsidiaries of the Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if an Issuing Lender or any of its Affiliates has been notified thereof;
(vi) payment by an Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii) any failure by an Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless such Issuing Lender has received written notice from the Borrower of such failure within three Business Days after such Issuing Lender shall have furnished the Borrower and the Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix) any Material Adverse Change;
(x) any breach of this Agreement or any other Loan Document by any party thereto;
(xi) the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower;
(xii) the fact that an Event of Default or a Default shall have occurred and be continuing;
(xiii) the fact that the Termination Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Liability for Acts and Omissions. As between the Borrower and the Issuing Lenders, or the Issuing Lenders’ Affiliates, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lenders shall not be responsible for any of the following, including any losses or damages to the Borrower or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if an Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of an Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lenders’ or their Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve an Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall an Issuing Lender or its Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
(i) Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to the Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to the Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Agent may request.
(j) Existing Letter of Credit. Notwithstanding anything to the contrary in this Section 2.04 (i) the Existing Letter of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof and (ii) as provided in the definition of Issuing Lender, the sole issuer of Letters of Credit after the Effective Date shall be PNC or any successor issuer of Letters of Credit. Any Reimbursement Agreement between the Borrower and Wells Fargo Bank, N.A. relating to the Existing Letter of Credit is hereby terminated and the pricing and reimbursement obligations with respect to the Existing Letter of Credit shall be determined in accordance with the terms of this Agreement.
Section 2.05 Fees.
(a) Commitment Fees. Accruing from the date hereof until the Termination Date, the Borrower agrees to pay to the Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (collectively, the “Commitment Fees”) equal to the Applicable Commitment Fee Percentage (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Commitments (for purposes of this computation, PNC’s Swing Line Advances shall be deemed to be borrowed amounts under PNC’s Commitment and not the Commitment of any other Lender) and (ii) the Revolving Facility Usage. All Commitment Fees shall be payable in arrears quarterly on the first Business Day of each April, July, October and January, commencing July 1, 2011, and on the Termination Date.

(b) Agent’s Fees. The Borrower shall pay to the Agent the administrative and other fees at the times and in the amounts agreed upon in the Fee Letter.
Section 2.06 Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided, that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that any such reduction or termination shall be accompanied by prepayment of the Revolving Credit Advances, Swing Line Advances, Reimbursement Obligations, Letter of Credit Borrowings and/or cash collateral with respect to any outstanding Letters of Credit, as the case may be, together with accrued and unpaid Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 8.04(c)) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Commitments as so reduced or terminated. Any notice to reduce the Commitments under this Section 2.06 shall be irrevocable provided that a notice of termination of the Commitments in full delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.07 Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances and Swing Line Advances then outstanding.
Section 2.08 Interest on Revolving Credit Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the first Business Day of each April, July, October and January during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest on Revolving Credit Advances and Other Amounts”) on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, as the case may be, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest on Revolving Credit Advances and Other Amounts shall accrue and be payable hereunder whether or not previously required by the Agent and shall be paid in full on demand.

Section 2.09 Interest Rate Determination.
(a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii).
(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.
(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
(f) If on any date on which a Eurodollar Rate would otherwise be determined, the Agent shall have determined that: (i) adequate and reasonable means do not exist for ascertaining such Eurodollar Rate, or (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Eurodollar Rate,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,
(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
Section 2.10 Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances of one Type comprising the same Revolving Credit Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
Section 2.11 Prepayments of Revolving Credit Advances. The Borrower may, upon notice not later than 1:00 p.m. (Pittsburgh, Pennsylvania time) at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment, in the case of a Revolving Credit Borrowing comprised of Eurodollar Rate Advances, shall be in an aggregate principal amount of $5,000,000 and in the case of a Revolving Credit Borrowing comprised of Base Rate Advances, shall be in an aggregate principal amount of $1,000,000 or, in each case, an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

Section 2.12 Increased Costs.
(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of law), there shall be any increase in the cost to any Lender or any Issuing Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or agreeing to issue or participate or issuing or participating in Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or, in each case, any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender or such Issuing Lender, as the case may be (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or such Issuing Lender additional amounts sufficient to compensate such Lender or such Issuing Lender for such increased cost; provided, however, that before making any such demand, each Lender or each Issuing Lender, as the case may be, agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender or such Issuing Lender, as the case may be, be otherwise disadvantageous to such Lender or such Issuing Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender or such Issuing Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b) If any Lender or Issuing Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Official Body (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s or such Issuing Lender’s commitment to lend hereunder or issue Letters of Credit hereunder and other commitments of this type, then, upon demand by such Lender or such Issuing Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender or such Issuing Lender, from time to time as specified by such Lender or such Issuing Lender, additional amounts sufficient to compensate such Lender or such Issuing Lender or such corporation in the light of such circumstances, to the extent that such Lender or such Issuing Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder or issue Letters of Credit hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender or such Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.
(c) Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver or such Lender’s or such Issuing Lender’s right to demand such compensation.

(d) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and each request, rule, guideline or directive thereunder or issued in connection therewith shall be deemed to be (i) the introduction of or a change in, or in the interpretation of, law or regulation and (ii) a law, regulation, guideline or request from a central branch or other Official Body for purposes of both clauses (a) and (b) above, regardless of the date enacted, adopted or issued.
Section 2.13 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
Section 2.14 Payments and Computations.
(a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 3:00 p.m. (Pittsburgh, Pennsylvania time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Commitment Fees ratably (other than amounts payable pursuant to Section 2.03, 2.12, 2.15 or 8.04(c), as provided in Section 2.21 or the payment to an Issuing Lender of its fronting fees) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.19, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(b), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender and each Issuing Lender, if and to the extent payment owed to such Lender or such Issuing Lender is not made when due hereunder or under the Note held by such Lender to charge from time to time against any or all of the Borrower’s accounts with such Lender or such Issuing Lender any amount so due.
(c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or the Federal Funds Open Rate and of Commitment Fees, Letter of Credit Fees and fronting fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Fees, Letter of Credit Fees or fronting fees are payable. Each determination by the Agent of an interest rate or component thereof under this Agreement shall be conclusive and binding for all purposes, absent manifest error.
(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees (including Commitment Fees, Letter of Credit Fees and fronting fees), as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
Section 2.15 Taxes.
(a) Any and all payments by the Borrower to or for the account of any Lender, any Issuing Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (such excluded taxes, the “Excluded Taxes”), in the case of each Lender, each Issuing Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender, such Issuing Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and any branch profits taxes or similar taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender, any Issuing Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender, such Issuing Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
(c) The Borrower shall indemnify each Lender, each Issuing Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender, such Issuing Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, such Issuing Lender or the Agent (as the case may be) makes written demand therefor.
(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to and at the request of the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall, in the case of a Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender organized under the laws of a jurisdiction inside the United States, shall provide each of the Agent and the Borrower with two original Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service. Each Lender shall promptly notify the Agent and the Borrower if any information on a form it has provided to the Agent and the Borrower pursuant to this Section 2.15(e) has become obsolete. If the form provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Foreign Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, in respect of a Foreign Lender, if at the date of the Assignment and Assumption pursuant to which a Foreign Lender assignee becomes a party to this Agreement, the Foreign Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(h) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including any notice described in Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent, as the case may be, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(i) Any Lender, if requested by any Withholding Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by a Withholding Agent as will enable such Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements or to determine the amount of backup withholding tax to deduct and withhold from such payment. Without limiting the above, if any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, Excluded Taxes or Other Taxes, then such Withholding Agent may so deduct or withhold (or cause to be withheld) and shall timely pay (or cause to be timely paid) the full amount of deducted or withheld Taxes, Excluded Taxes or Other Taxes to the relevant Official Body in accordance with applicable law.
Section 2.16 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.12, 2.15 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 2.17 Evidence of Debt.
(a) Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time and, with respect to the Swing Line Lender, each Swing Line Advance, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances and Swing Line Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Revolving Credit Borrowing made hereunder, the Type of Advances comprising such Revolving Credit Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the date and amount of each Swing Line Advance, (iii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iv) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (v) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
Section 2.18 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries, including the refinancing of the credit facility listed on Schedule 3.01(h) hereto.
Section 2.19 Increase in the Aggregate Commitments.
(a) The Borrower may by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 30 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $400,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.
(b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

(c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
(i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;
(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and
(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 p.m. (Pittsburgh, Pennsylvania time) of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 p.m. (Pittsburgh, Pennsylvania time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Ratable Share after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Ratable Share after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Commitments (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Revolving Credit Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Ratable Share after giving effect to the relevant Commitment Increase).

In addition, on each Increase Date, each Lender that is increasing its Commitment and each Assuming Lender that is joining this Agreement shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Lenders party to this Agreement immediately prior to the Increase Date, an undivided interest and participation in any Letter of Credit and Swing Line Advance then outstanding, ratably, such that each Lender (including each Lender increasing its Commitment and each Assuming Lender that is joining this Agreement) holds a participation interest in each such Letter of Credit and Swing Line Advance in the amount of its then Ratable Share thereof.
Section 2.20 Extension of Termination Date. Without any further action by or consent of the Lenders, the Termination Date shall be extended to October 31, 2015, if, on or before the date that is 364 days after the Closing Date, the Borrower shall have delivered to the Agent (each in form and substance satisfactory to the Agent) the following: (a) a copy of the securities certificate registered with the Pennsylvania Public Utility Commission (the “Securities Certificate”) authorizing the Borrower’s incurring indebtedness hereunder with a maturity date of October 31, 2015, (b) an opinion of counsel to the Borrower (which may be in-house counsel) stating that (i) the Securities Certificate has been registered with the Pennsylvania Public Utility Commission in accordance with Chapter 19 of the Pennsylvania Public Utility Code and by virtue of such registration, authorizes the Borrower to incur indebtedness hereunder with a maturity date of October 31, 2015 and (ii) no other authorizations are required by the Pennsylvania Public Utility Commission or by any other state or local regulatory agency or governmental authority having jurisdiction over the Borrower and (c) copies of corporate resolutions certified by the Secretary or Assistant Secretary of the Borrower, or such other evidence as may be satisfactory to the Agent, demonstrating that the Borrower’s incurrence of indebtedness hereunder with a maturity date of October 31, 2015 has been duly authorized by all necessary corporate action, together with an opinion of counsel to the Borrower (which may be in-house counsel) to such effect.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary (including Sections 2.04(b) and 2.05(a)), if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) such Defaulting Lender shall no longer be entitled to receive its Ratable Share of Letter of Credit Fees or Commitment Fees otherwise payable pursuant to Sections 2.04(b) or 2.05(a) hereof, and thereafter, so long as any Lender is a Defaulting Lender, the fees payable to the Non-Defaulting Lenders pursuant to Section 2.04(b) and 2.05 shall be based on their Ratable Shares; provided that (a) if a Letter of Credit Collateral Account is maintained pursuant to Section 2.21(b)(iv) and fully cash collateralized pursuant to Section 2.21(b), the Borrower shall not be required to pay any fees pursuant to Section 2.04(b) with respect to the unallocated portion of such Defaulting Lender’s Ratable Share of all Letter of Credit Obligations, and (b) if any Defaulting Lender’s Ratable Share of the Letter of Credit Obligations is neither reallocated nor fully cash collateralized pursuant to Section 2.21(b), then without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all fees payable under Section 2.04(b) with respect thereto shall be payable to the relevant Issuing Lender until such Defaulting Lender’s Ratable Share of the Letter of Credit Obligations is reallocated and/or cash collateralized to the extent required pursuant to Section 2.21(b);
(b) if any outstanding Swing Line Advance or Letter of Credit exists at the time a Lender becomes a Defaulting Lender, then:
(i) such Defaulting Lender’s pro rata portion of such Swing Line Advance shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent (A) the sum of (I) the aggregate principal amount of all outstanding Revolving Credit Advances of all Non-Defaulting Lenders then outstanding plus (II) all Non-Defaulting Lenders’ Ratable Shares of (x) the aggregate principal amount of all outstanding Swing Line Advances then outstanding plus (y) the Letter of Credit Obligations at such time, does not exceed the aggregate amount of the Commitments of all Non-Defaulting Lenders at such time and (B) the conditions set forth in Section 3.02 are satisfied at such time;
(ii) such Defaulting Lender’s participation interests in such outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent (A) the sum of (I) the aggregate principal amount of all outstanding Revolving Credit Advances of all Non-Defaulting Lenders then outstanding plus (II) all Non-Defaulting Lenders’ Ratable Shares of (x) the aggregate principal amount of all outstanding Swing Line Advances then outstanding plus (y) the Letter of Credit Obligations at such time, does not exceed the aggregate amount of the Commitments of all Non-Defaulting Lenders at such time and (B) the conditions set forth in Section 3.02 are satisfied at such time;
(iii) to the extent that all or any part of such Defaulting Lender’s pro rata portion of Swing Line Advances cannot be reallocated pursuant to Section 2.21(b)(i), then the Borrower shall (A) within 15 days following notice from the Agent until such Defaulting Lender ceases to be a Defaulting Lender under this Agreement, establish and, thereafter, maintain a special collateral account (the “Swing Line Collateral Account”) with the Agent, in the name of the Borrower but under the sole dominion and control of the Agent, (B) grant to the Agent for the benefit of the Swing Line Lender and the other Lenders, solely as security for repayment of the unallocated portion of such Defaulting Lender’s Ratable Share of outstanding Swing Line Advances, a security interest in and to the Swing Line Collateral Account and any funds that may thereafter be deposited therein and (C) maintain in the Swing Line Collateral Account an amount equal to the unallocated portion of such Defaulting Lender’s Ratable Share of outstanding Swing Line Advances; and

(iv) to the extent that all or any part of such Defaulting Lender’s participations in outstanding Letters of Credit cannot be reallocated pursuant to Section 2.21(b)(ii), then the Borrower (A) shall, within 15 days following notice from the Agent until such Defaulting Lender ceases to be a Defaulting Lender under this Agreement, establish and, thereafter, maintain a special collateral account (the “Letter of Credit Collateral Account”) with the Agent in the name of the Borrower but under the sole dominion and control of the Agent, (B) grant to the Agent for the benefit of the Issuing Lenders and the other Lenders, as security for the unallocated portion of such Defaulting Lender’s Ratable Share of all Letter of Credit Obligations, a security interest in the Letter of Credit Collateral Account and any funds that may be deposited therein and (C) shall maintain in the Letter of Credit Collateral Account an amount equal to the unallocated portion of such Defaulting Lender’s Ratable Share of all Letter of Credit Obligations, regardless of whether any Letters of Credit have then been drawn;
(c) so long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to, but in its sole discretion may from time to time elect to, fund any Swing Line Advance, (ii) no Issuing Lender shall be required to, but in its sole discretion may from time to time elect to, issue, amend or increase any Letter of Credit, unless in each case it is satisfied in its sole discretion that the related exposure will be 100% covered by the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(b) and (iii) participating interests in any newly made Swing Line Advance or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(b)(i) and (ii) (and such Defaulting Lender shall not participate therein);
(d) any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Agent in a segregated non-interest bearing account and, to the fullest extent permitted by law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders and the Swing Line Lender under this Agreement, and (iii) after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; and
(e) In the event that the Borrower, the Agent, the Issuing Lender and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Advances and the Letter of Credit participations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Ratable Share and on such date such Lender shall purchase at par such of the Revolving Credit Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Advances in accordance with its Ratable Share.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective, and the obligations of the Lenders to make Revolving Credit Advances and of the Issuing Lenders to issue Letters of Credit hereunder shall become effective, on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a) There shall have occurred no Material Adverse Change since September 30, 2010.
(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters disclosed in the SEC Reports prior to the date hereof (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no change in the Disclosed Litigation that would have a Material Adverse Effect.
(c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
(d) The Borrower shall have notified the Agent in writing as to the proposed Effective Date.
(e) The Borrower shall have paid, or will pay with the initial Advance on the Effective Date, all accrued fees and expenses of the Agent and the Lenders (including, to the extent invoiced, the reasonable and documented accrued fees and expenses of counsel to the Agent).
(f) On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
(i) The representations and warranties contained in Section 4.01 are correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to a Material Adverse Effect shall be correct in all respects) on and as of the Effective Date,
(ii) No Material Adverse Change has occurred since September 30, 2010, and

(iii) No event has occurred and is continuing that constitutes a Default.
(g) The Agent shall have received the following, each dated the Effective Date, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes and the Swing Line Note) in sufficient copies for each Lender:
(i) Either (x) a counterpart of this Agreement signed on behalf of the Agent, the Borrower and each Initial Lender or (y) evidence satisfactory to the Administrative Agent (which may include an electronic transmission) that such party has signed a counterpart of this Agreement.
(ii) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17, and a Swing Line Note to the order of the Swing Line Lender to the extent requested by the Swing Line Lender.
(iii) Such documents and certificates as the Agent may reasonably request relating to the organization, existence and good standing of the Company.
(iv) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
(v) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.
(vi) A favorable opinion of Morgan, Lewis & Bockius LLP, counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.
(h) The Borrower shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under (or shall have provided for the repayment or prepayment thereof with the proceeds of the initial Revolving Credit Borrowing and Swing Line Advances to be made hereunder on the Effective Date), the credit facility listed on Schedule 3.01(h) hereto, and each of the Lenders that is a party to any such credit facility hereby waives, upon execution of this Agreement, any notice required by said credit facility relating to the termination of commitments thereunder.

Section 3.02 Conditions Precedent to Each Revolving Credit Borrowing, Swing Line Advance, Letter of Credit and Commitment Increase. The obligation of each Lender to make an Advance and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, and the occurrence of any Commitment Increase, shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing, request for the issuance, amendment, renewal or extension of a Letter of Credit or Increase Date, as the case may be, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing or Notice of Swing Line Advance, request for the issuance, amendment, renewal or extension of a Letter of Credit or request for a Commitment Increase, and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing or Swing Line Advance or issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that on the date thereof such statements are true):
(a) the representations and warranties contained in Section 4.01 are correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to a Material Adverse Effect shall be correct in all respects) on and as of such date, before and after giving effect to such Revolving Credit Borrowing, Swing Line Advance, Letter of Credit issuance, amendment, renewal or extension or Commitment Increase, as the case may be, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties were true and correct as of such earlier date, and
(b) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing, Swing Line Advance, Letter of Credit issuance, amendment, renewal or extension or Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default.
Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Agent on behalf of all Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a) The Borrower is a corporation duly organized, validly existing and currently subsisting under the laws of the Commonwealth of Pennsylvania. The Borrower has all requisite power and authority to carry on its business in all material respects as now conducted and is qualified to do business in every jurisdiction where such qualification is required, except where the failure to have such power, authority or qualification, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by laws or (ii) any applicable law or any contractual restriction binding on or affecting the Borrower, and will not result in or require the creation or imposition of any Lien prohibited by this Agreement, provided that any increase of the Commitments in accordance with Section 2.19 shall require corporate action for the due authorization thereof prior to the effectiveness of such increase.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, provided that any increase of the Commitments in accordance with Section 2.19 and the extension of the Termination Date in accordance with Section 2.20 shall require appropriate governmental or third party authorization thereof prior to the effectiveness of such increase or such extension, as the case may be.
(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.
(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2010, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for three months then ended, copies of which have been included in the SEC Filings prior to the date hereof, fairly present, subject, in the case of said balance sheet as at December 31, 2010, and said statements of income and cash flows for three months then ended, to year end audit adjustments and the presentation of footnotes not required by Regulation S-X to be included in interim financial statements, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.
(f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation that would have a Material Adverse Effect.
(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(i) Neither the Confidential Information Memorandum (other than any projections and other information of a general economic or general industry nature included therein) nor any other written information, exhibit or report furnished by the Borrower to the Agent or any Lender pursuant to the terms of this Agreement, nor any of the information contained herein, when taken as a whole, on the date so provided, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein and herein not misleading in light of the circumstances under which they were made.
(j) All financial projections included in the Confidential Information Memorandum furnished by or on behalf of the Borrower have been, on the date provided, prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projection will be realized and that actual results may vary materially from projections.
(k) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
ARTICLE V
COVENANTS OF THE BORROWER
Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding, any other amount shall remain unpaid hereunder or under any Note or any Lender shall have any Commitment hereunder, the Borrower will:
(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.
(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, against which appropriate reserves are being maintained in accordance with GAAP or except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.
(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries taken as a whole or the Lenders.
(e) Visitation Rights. At reasonable times and upon five Business Days prior notice, permit the Agent or any of the Lenders or any agents or representatives thereof at their respective expense, to examine the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, all of its material properties that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(h) Reporting Requirements. Furnish to the Lenders:
(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year end audit adjustments and the presentation of footnotes not required by Regulation S-X to be included in interim financial statements) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP and certificates of a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers LLP or other independent registered certified public accountants of nationally recognized standing and certificates of a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;
(iii) as soon as possible and in any event within five Business Days after the Borrower obtains knowledge of any Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders (other than UGI Corporation), and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
(v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and
(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request. The financial statements and other information required to be delivered pursuant to clauses (i), (ii) and (iv) of this Section 5.01(h) shall be deemed to have been delivered on the date on which such financial statements and other information are posted on the website of the Securities and Exchange Commission at www.sec.gov and Borrower notifies Agent in writing thereof.
(i) Use of Proceeds and Letters of Credit. The proceeds of the Advances will be used for working capital, acquisitions, capital expenditures and other general corporate purposes, including the refinancing of the credit facility listed on Schedule 3.01(h) hereto. Letters of Credit will be used for the Borrower’s and its Subsidiaries’ general corporate purposes.

Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding, any other amount shall remain unpaid hereunder or under any Note or any Lender shall have any Commitment hereunder, the Borrower will not:
(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
(i) Permitted Liens,
(ii) Liens upon any property acquired, constructed or improved after the date hereof by the Borrower or a Subsidiary which are created or incurred contemporaneously with or within 180 days after such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement or Debt incurred to pay that purchase price or cost of construction or improvement (but no other amounts), provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,
(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,
(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and Liens existing on assets at the time of their acquisition; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary or those assets so acquired, as the case may be,
(v) Liens arising from legal proceedings being contested by the Borrower in good faith by appropriate legal or administrative proceedings,
(vi) Liens on cash and cash equivalents securing obligations pursuant to non-speculative Hedge Agreements,
(vii) Liens arising from legal proceedings being contested by the Borrower in good faith by appropriate legal or administrative proceedings,
(viii) Liens arising from Section 302 of ERISA or pursuant to the PBGC’s authority under Title IV of ERISA in an aggregate principal amount not to exceed $25,000,000 at any time outstanding,
(ix) Liens arising pursuant to any Non-recourse Debt,
(x) Liens arising in connection with the issuance of industrial revenue bonds or pollution control bonds,

(xi) Liens created in connection with inventory management agreements in the ordinary course of business that do not in the aggregate materially detract from the value of the Borrower’s Consolidated assets or materially impair the use thereof in the operation of its business,
(xii) other Liens securing Debt or other obligations in an aggregate principal amount not to exceed 5% of the Consolidated Total Capital at any time outstanding, and
(xiii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, and except that any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower and the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.
(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.
Section 5.03 Financial Covenant. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding, any other amount shall remain unpaid hereunder or under any Note or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio of Consolidated Debt to the Consolidated Total Capital of not greater than 0.65:1.00.
ARTICLE VI
EVENTS OF DEFAULT
Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a) The Borrower shall fail to pay any principal of any Advance, Letter of Credit Borrowing or Reimbursement Obligation when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance, Letter of Credit Borrowing or Reimbursement Obligation or fail to make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect (or any representation or warranty which is already qualified as to materiality or by reference to a Material Adverse Effect shall prove to have been incorrect in any respect) when made or deemed made; or
(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h)(iii), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(h) (other than clause (iii) thereof) if such failure shall remain unremedied for 5 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $25,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
(e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g) (i) Any Person or two or more Persons acting in concert (other than UGI Corporation) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 12 consecutive months, commencing after the date of this Agreement, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (x) who were members of that board on the first day of such period, (y) whose election or nomination to that board was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or (z) whose election or nomination to that board was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (y) and clause (z), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (iii) the Borrower shall cease for any reason to be directly or indirectly wholly-owned by UGI Corporation; or
(h) The Borrower or any of its ERISA Affiliates shall incur, or be reasonably likely to incur, liability in excess of $25,000,000 as a result of one or more ERISA Events described in subsections (c), (f) or (h) of the definition of ERISA Event, or shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 as a result of one or more of the following: (i) the occurrence of any other ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender and each Issuing Lender to make Advances or issue, amend, renew or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and (iii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for its obligations under this Agreement, an amount equal to 100% of the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent, the Issuing Lenders and the Lenders, and grants to the Agent, the Issuing Lenders and the Lenders a security interest in, all such cash as security for such obligations. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under the Letters of Credit, and the unused portion thereof after all the Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents; provided, that, with the consent of the Issuing Lender, the Agent may at any time apply any funds in such cash collateral account to any such obligations other than those in respect of Letters of Credit. After all the Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes and other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person or Persons as may be lawfully entitled thereto). The Borrower shall execute and deliver to the Agent, for the account of the Issuing Lenders and the Lenders, such further documents and instruments as the Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances or issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE AGENT
Section 7.01 Appointment and Authority. Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints PNC to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Agent, the Lenders and the Issuing Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
Section 7.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders. In the event that PNC or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder or under any other Loan Document by or on behalf of PNC in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than PNC or an Affiliate of PNC) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

Section 7.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower, a Lender or the Issuing Lender.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 7.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article 7 shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Section 7.06 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the Borrower (so long as no Event of Default has occurred and is continuing) may appoint a successor agent, which successor may be replaced by the Required Lenders; provided that such replacement is, so long as no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders or the Borrower within sixty (60) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Agent; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of collateral security, if any, held by the Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 7.06. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 7 and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

If PNC resigns as Agent under this Section 7.06, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
Section 7.07 Non-Reliance on Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 7.08 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

Section 7.09 Indemnification. The Lenders agree to indemnify the Agent and the Issuing Lenders (to the extent not reimbursed by the Borrower), ratably according to their respective Ratable Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent or any Issuing Lender in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent or any Issuing Lender under this Agreement or the other Loan Documents (collectively, the “Indemnified Costs”), provided that no Lender shall be liable (i) to the Agent for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct or (ii) to an Issuing Lender for any portion of the Indemnified Costs resulting from such Issuing Lender’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and the Issuing Lender promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent or the Issuing Lender in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent or the Issuing Lender, as the case may be, is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.09 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Issuing Lender, any Lender or a third party.
Section 7.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agent or any other Person designated as any “Agent”, “Arranger” or “Bookrunner” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as and the extent applicable, as the Agent, a Lender or an Issuing Lender hereunder.
ARTICLE VIII
MISCELLANEOUS
Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing (a) signed by each of the Lenders affected thereby, do any of the following: (i) increase the Commitments of the Lenders (other than as contemplated by Section 2.19), (ii) reduce the principal of, or interest on, the Advances, the Letter of Credit Obligations or any fees or other amounts payable hereunder, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder or (b) signed by all of the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments (other than an adjustment in connection with a Commitment Increase) or of the aggregate unpaid principal amount of the Advances and Letter of Credit Obligations, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01. Notwithstanding the foregoing, no amendment, waiver or consent shall affect the rights or duties of the Agent, an Issuing Lender or the Swing Line Lender under this Agreement or any other Loan Document unless in writing and signed by the Agent, such Issuing Lender and/or the Swing Line Lender, as the case may be, in addition to the Lenders required above to take such action.

Section 8.02 Notices, Etc.
(a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or other electronic communication) and mailed, electronically transmitted or delivered or (y) as and to the extent set forth in Section 8.02(b), if to the Borrower, at its address at 2525 North 12th Street, Suite 360, Reading, PA 19612, Attention: Treasurer, with a copy to UGI Utilities, Inc., Box 858, Valley Forge, PA 19482, Attention: General Counsel; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender; and if to the Agent or the Issuing Lender, at its address at 1600 Market Street, Philadelphia, Pennsylvania 19103, Attention: Meredith Jermann with a copy to Agency Services, PNC Firstside Center, 500 First Avenue, 4th Floor, Pittsburgh, PA 15219, Attention: Lisa Pierce; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, except as otherwise provided in Section 8.02(b) below. All such notices and communications shall, when mailed or electronically transmitted, be effective when deposited in the mail or confirmed by electronic transmission, respectively, except that notices and communications to the Agent or the Issuing Lender pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier or other electronic imaging of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(b) So long as PNC or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) shall be delivered to the Agent as set forth in Section 5.01 or as otherwise approved by the Agent. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Syndtrak, Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender and each Issuing Lender agrees that notices and communications to such Lender or such Issuing Lender hereunder may be delivered or furnished by e-mail communication or other electronic communication (a “Notice”), including by specifying that any Communications have been posted to the Platform, which in each such case constitute effective delivery of such information, documents or other materials to such Lender or such Issuing Lender for purposes of this Agreement; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender if such Lender or such Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices by electronic communication. Each Lender agrees (x) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (y) that any Notice may be sent to such e-mail address. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.04 Costs and Expenses.
(a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes, the Letters of Credit issued hereunder and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement or any amendment, supplement or modification of, or any waiver or consent under or in respect of (or any proposed amendment or supplement to or modification or waiver of), this Agreement, the other Loan Documents and any such other documents. The Borrower further agrees to pay promptly all costs and expenses (including, without limitation, reasonable and documented counsel fees and expenses) of (i) each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Lender or any demand for payment thereunder, (ii) the Agent in connection with any workout, restructuring or negotiations in respect of the Advances, Swing Line Advances or Letters of Credit or other obligation hereunder or under the other Loan Documents and (iii) the Agent, the Lenders and the Issuing Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents.

(b) The Borrower agrees to indemnify and hold harmless the Agent, each Lender, each Issuing Lender, any Person named as Syndication Agent, Arranger or Bookrunner on the cover page of this Agreement, and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any Letter of Credit (including (x) any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or (y) any dishonor by an Issuing Lender or any of such Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body), any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (a) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (b) results from a claim, litigation, investigation or proceeding brought by one Indemnified Person against another Indemnified Person that does not involve an act or omission by, or a condition relating to, the Borrower or any Affiliate thereof. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the Letters of Credit.
Section 8.05 Right of Set off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each Issuing Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Issuing Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note(s) held by such Lender, whether or not such Issuing Lender or such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Lender and its Affiliates may have.
Section 8.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.07 Assignments and Participations.
(a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.12 or 2.15 or notice from such Lender under Section 2.13) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its interest in any outstanding Letters of Credit and Swing Line Advances and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the Swing Line Commitment and all outstanding Swing Line Advances may only be assigned in their entirety to a Lender then having a Commitment, and (vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Revolving Credit Note or Swing Line Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.12, 2.15 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
(c) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder and its participation obligations to the Issuing Lenders and the Swing Line Lender hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender.
(f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 8.08 Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower and (viii) with the consent of the Borrower.
EACH LENDER ACKNOWLEDGES THAT BORROWER INFORMATION, FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND SHALL PROVIDE THE NAME(S) OF SUCH PERSON(S) TO THE AGENT WITHIN TWO WEEKS OF THE EFFECTIVE DATE.
Section 8.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the relevant Issuing Lender, and in each case to the extent not inconsistent therewith, the laws of the State of New York without regard to its conflict of laws principles.
Section 8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11 Jurisdiction, Etc.
(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court in New York City. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 8.12 Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 8.13 Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UGI UTILITIES, INC.
By
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Agent
By
Name:
Title:
Credit Agreement

Initial Lenders

Commitment $60,000,000	PNC BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

$60,000,000	CITIZENS BANK OF PENNSYLVANIA
By:
Name:
Title:

$37,000,000	CITIBANK, N.A.
By:
Name:
Title:

$37,000,000	CREDIT SUISSE AG, Cayman Islands Branch
By:
Name:
Title:

By:
Name:
Title:

$37,000,000	JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:
Credit Agreement

$37,000,000	WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

$32,000,000	THE BANK OF NEW YORK MELLON
By:
Name:
Title:
Credit Agreement

SCHEDULE I
UGI UTILITIES, INC.
CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office

PNC Bank, National Association	Agency Services PNC Firstside Center 500 First Avenue, 4th Floor Pittsburgh, PA 15219 Attn: Lisa Pierce Tel: (412) 762-6442 Fax: (412) 762-8672
Citizens Bank of Pennsylvania	3025 Chemical Road, Suite 300 Plymouth Meeting, PA 19462 Attn: Leslie Broderick Tel: (484) 530-7144 Fax: (610) 941-4136
Citibank, N.A.	2800 Post Oak Blvd. 4th Floor Houston, TX 77056 Attn: Michael Zeller Tel: (713) 752-5314 Fax: (281) 274-9481
Credit Suisse AG, Cayman Islands Branch	Eleven Madison Avenue New York, NY 10010 Attn: William O’Daly Tel: (212)-325-1986 Fax: (212)-743-2254
JPMorgan Chase Bank, N.A.	10 S. Dearborn St., Floor 9 Chicago, IL 60603 Attn: Helen Davis Tel: (312) 732-1759 Fax: (312) 732-1762
Wells Fargo Bank, National Association	301 S. College St., 15th Floor MAC: D1053-15 Charlotte, NC 28202 Attn: Larry Sullivan Tel: (704) 715-1794 Fax: (704) 715-1486
The Bank of New York Mellon	One Wall Street — 102-1900 New York, NY 10286 Attn: Richard K. Fronapfel Jr. Tel: (212) 635-7615 Fax: (212) 635-8595

SCHEDULE 3.01(h)
UGI UTILITIES, INC.
CREDIT AGREEMENT
EXISTING CREDIT FACILITY
1. Credit Agreement, dated as of August 11, 2006, among UGI Utilities, Inc., as Borrower, the Initial Lenders named therein, Wells Fargo Bank, N.A. (successor to Wachovia Bank, National Association), as Syndication Agent, and Citibank, N.A., as Administrative Agent (as each such capitalized term is defined therein).

SCHEDULE 5.02(a)
UGI UTILITIES, INC.
CREDIT AGREEMENT
EXISTING LIENS
None.

EXHIBIT A-1 — FORM OF
REVOLVING CREDIT
PROMISSORY NOTE

U.S.$_______________	Dated: ____________ ___, 201__
FOR VALUE RECEIVED, the undersigned, UGI UTILITIES, INC., a Pennsylvania corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of  _____  (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of May 25, 2011 among the Borrower, the Lender and certain other lenders parties thereto, PNC Bank, National Association, as Agent for the Lender and such other lenders, and Citizens Bank of Pennsylvania, as syndication agent (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to PNC Bank, as Agent, at 500 First Avenue, Fourth Floor, Pittsburgh, PA 15219, in same day funds. The holder of this Revolving Credit Note is authorized to endorse on Schedule I annexed hereto each Revolving Credit Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, and any such endorsement or recordation shall constitute prima facie evidence of the accuracy of the information so endorsed or recorded; provided, however, that the failure to make any such endorsement or recordation (or any error in such endorsement or recordation) shall not affect the obligations of the Borrower to make payments of principal, interest and other amounts outstanding in accordance with the terms of this Revolving Credit Note and the Credit Agreement.
This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

UGI UTILITIES, INC.
By:
Name:
Title:

A-1-1

ADVANCES AND PAYMENTS OF PRINCIPAL

		Amount of	Unpaid
	Amount of	Principal Paid	Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

A-1-2

EXHIBIT A-2 — FORM OF
SWING LINE
PROMISSORY NOTE

U.S.$30,000,000	Dated: _____, 201___
FOR VALUE RECEIVED, the undersigned, UGI UTILITIES, INC., a Pennsylvania corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Swing Line Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$30,000,000 or, if less, the aggregate principal amount of the Swing Line Advances made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement dated as of May 25, 2011 among the Borrower, the Lender and certain other lenders parties thereto, PNC Bank, National Association, as Agent for the Lender and such other lenders, and Citizens Bank of Pennsylvania, as syndication agent (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Advance from the date of such Swing Line Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to PNC Bank, as Agent, at 500 First Avenue, Fourth Floor, Pittsburgh, PA 15219, in same day funds. The holder of this Swing Line Note is authorized to endorse on Schedule I annexed hereto each Swing Line Advance made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, and any such endorsement or recordation shall constitute prima facie evidence of the accuracy of the information so endorsed or recorded; provided, however, that the failure to make any such endorsement or recordation (or any error in such endorsement or recordation) shall not affect the obligations of the Borrower to make payments of principal, interest and other amounts outstanding in accordance with the terms of this Swing Line Note and the Credit Agreement.
This Promissory Note is the Swing Line Note referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Swing Line Advances by the Swing Line Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Line Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

UGI UTILITIES, INC.
By:
Name:
Title:

A-2-1

ADVANCES AND PAYMENTS OF PRINCIPAL

		Amount of	Unpaid
	Amount of	Principal Paid	Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

A-2-2

EXHIBIT B-1 — FORM OF NOTICE OF
REVOLVING CREDIT BORROWING
PNC Bank, National Association, as Agent
for the Lenders parties
to the Credit Agreement
referred to below
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention: Lisa Pierce
Telecopy: (412) 762-8672
E-mail: p.snyder@pnc.com; jennifer.rosenstein@pnc.com; and gerri.porter@pnc.com
[Date]
Attention: Agency Services
Ladies and Gentlemen:
The undersigned, UGI Utilities, Inc., refers to the Credit Agreement, dated as of May 25, 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, PNC Bank, National Association, as Agent for said Lenders, and Citizens Bank of Pennsylvania, as syndication agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i) The Business Day of the Proposed Revolving Credit Borrowing is                     , 201.
(ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
(iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $                    .1

[1]
For Eurodollar Rate Advances, minimums of $5,000,000 and increments of $1,000,000 in excess thereof. For Base Rate Advances, minimums of $1,000,000 and increments of $1,000,000 in excess thereof. Notice to be delivered not later than (a) 1:00 p.m. (Pittsburgh, Pennsylvania time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of Eurodollar Rate Advances or (b) 12:00 Noon (Pittsburgh, Pennsylvania time) on the date of the proposed Revolving Credit Borrowing in the case of Base Rate Advances.

B-1-1

(iv) The undersigned hereby irrevocably requests [check one line below and fill in blank space next to the line as appropriate]:

_____ a.	Funds to be deposited into PNC bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $ .

_____ b.	Funds to be wired per the following wire instructions:

$ Amount of Wire Transfer

Bank Name: _________________________________________

ABA: _________________________________________

Account Number: _________________________________________

Account Name: _________________________________________

Reference: _________________________________________

_____ c.	Funds to be wired per the attached Funds Flow (multiple wire transfers)
[(v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is [two weeks] [______  month[s]].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:
(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date; and
(B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, UGI UTILITIES, INC.
By:
Name:
Title:

B-1-2

EXHIBIT B-2 — FORM OF NOTICE OF
SWING LINE BORROWING
PNC Bank, National Association, as Swing Line Lender
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention: Lisa Pierce
Telecopy: (412) 762-8672
E-mail: p.snyder@pnc.com; jennifer.rosenstein@pnc.com; and gerri.porter@pnc.com
[Date]
Attention: Agency Services
Ladies and Gentlemen:
The undersigned, UGI Utilities, Inc., refers to the Credit Agreement, dated as of May 25, 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, PNC Bank, National Association, as Agent for said Lenders, and Citizens Bank of Pennsylvania, as syndication agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Swing Line Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Swing Line Advance (the “Proposed Swing Line Advance”) as required by Section 2.03(b) of the Credit Agreement:
(i) The Business Day of the Proposed Swing Line Advance is                     , 201.
(ii) The aggregate amount of the Proposed Swing Line Advance is $                    .1
(iii) The undersigned hereby irrevocably requests [check one line below and fill in blank space next to the line as appropriate]:

_____ a.	Funds to be deposited into PNC bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $ .

[1]
Minimum of $100,000 and increments of $100,000 in excess thereof. Notice to be delivered not later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the Business Day such Swing Line Advance is requested.

B-2-1

_____ b.	Funds to be wired per the following wire instructions:

$__________ Amount of Wire Transfer

Bank Name: ___________________________________

ABA: ___________________________________

Account Number: ___________________________________

Account Name: ___________________________________

Reference: ___________________________________
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Swing Line Advance:
(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Swing Line Advance and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date; and

B-2-2

(B) no event has occurred and is continuing, or would result from such Proposed Swing Line Advance or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, UGI UTILITIES, INC.
By:
Name:
Title:

B-2-3

EXHIBIT C — FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [                    ] (the “Assignor”) and [                    ] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Bank]1]

3.	Borrower:	UGI Utilities, Inc.

4.	Agent:	PNC Bank, National Association, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Credit Agreement dated as of May 25, 2011 among UGI Utilities, Inc., the Lenders parties thereto and PNC Bank, National Association, as administrative agent.

6.	Assigned Interest:

Percentage
Aggregate Amount of	Amount of	Assigned of
Commitment/Advances	Commitment/Advances	Commitment/
for all Lenders*	Assigned*	Advances[2]		CUSIP Number
$	$		%
$	$		%
$	$		%
$	$		%
7.	[Trade Date: ][3]
Effective Date:                       _____, 20_____  [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signatures to Follow]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

C-2-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR: [__________________]
By:
Name:
Title:
ASSIGNEE: [__________________]
By:
Name:
Title:
[Consented to and]4 Accepted:
PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

[Consented to:][5] [Name of Relevant Party]]
By:
Name:
Title:

[4]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[5]	To be added where the consent of the Borrower and/or other parties (e.g. Swing Line Lender/the Issuing Lender) is required by the terms of the Credit Agreement.

C-2-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of a Purchasing Lender under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if Assignee is not incorporated or organized under the laws of the United States of America or any State thereof, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D — FORM OF
OPINION OF COUNSEL
FOR THE BORROWER
May 25, 2011
PNC Bank, National Association, as Agent under
the Credit Agreement referred to herein
and the Lenders parties thereto
1600 Market Street
Philadelphia, PA 19103
Re: Credit Agreement dated as of May 25, 2011 of UGI Utilities, Inc.
Ladies and Gentlemen:
We have acted as counsel for UGI Utilities, Inc., a Pennsylvania corporation (the “Company”), in connection with the Credit Agreement, dated as of May 25, 2011 (the “Credit Agreement”), among the Company, the lenders referred to therein (the “Lenders”), PNC Bank, National Association, as Agent for the Lenders (the “Agent”), and Citizens Bank of Pennsylvania, as Syndication Agent. Terms defined in the Credit Agreement are used as therein defined, unless otherwise defined herein. This opinion letter is being delivered to you pursuant to Section 3.01(g)(vi) of the Credit Agreement.
In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company and such other documents and records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein, including the following documents (the documents referred to in clauses (a) through [(d)] below are referred to herein as the “Credit Documents”):
(a) the Credit Agreement;
(b) the Revolving Credit Note in the amount of $_______, executed by the Company on the date hereof in favor of PNC Bank, National Association;
(c) the Revolving Credit Note in the amount of $______, executed by the Company on the date hereof in favor of [                    ];
(d) the Swing Line Note in the amount of $30,000,000, executed by the Company in favor of PNC Bank, National Association;

(e) the Certificate of the Secretary, dated as of the date hereof, executed by the Company attaching and certifying (i) incumbencies of the officers and agents of the Company; (ii) an except from the minutes of a meeting of the Board of Directors of the Company called, convened and held on April 28, 2011 with respect to the transactions referred to herein; (iii) a true, correct and complete copy of the Articles of Incorporation of the Company; (iv) a true, correct and complete copy of the Amended and Restated By-Laws of the Company; and (v) a true, correct and complete copy of the subsistence certificate of the Company; and
(f) a certificate of the Secretary of the Commonwealth of Pennsylvania, dated as of a recent date, attesting to the present subsistence of the Company as attached on Exhibit B hereto (the “Good Standing Certificate”).
We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile, electronic or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Credit Documents constitute valid and binding obligations of each party thereto other than the Company.
As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon the representations of the Company contained in the Credit Documents and upon certificates of officers of the Company.
In rendering the opinions set forth herein, whenever a statement or opinion set forth therein is qualified by “to our knowledge,” “known to us” or by words of similar import, it is intended to indicate that, during the course of our representation of the Company in the subject transaction, no information has come to the attention of those lawyers in our firm who have rendered legal services in connection with such transaction that gives us actual knowledge of the inaccuracy of such statement or opinion. We have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of our representation of the Company.
We have relied upon a certificate of an officer of the Company dated the date hereof, certifying that the items listed in such certificate are (i) all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes, other agreements or instruments (the “Contracts” as set forth on Exhibit A hereto), and (ii) all of the judicial or administrative orders, writs, judgments, awards, injunctions and decrees (the “Company Orders”), which as to any matter in (i) or (ii) affect or purport to affect the Company’s right to borrow money under the Credit Agreement or the Company’s obligations under the Credit Agreement.

In rendering this opinion, we have assumed that (i) each of the parties to the Credit Documents (other than the Company) is validly existing and in good standing under the laws of its jurisdiction of organization and has the full power and legal right to execute and deliver each of the Credit Documents to be executed by it and to perform the provisions of the Credit Documents to be performed by it; (ii) each of the Credit Documents has been duly authorized, executed and delivered by each party thereto (other than the Company), and constitutes the legal, valid and binding obligation of each such party (other than the Company), enforceable against it in accordance with the terms thereof; and (iii) the execution, delivery and performance by the parties (other than the Company) of each of the Credit Documents to which they are a party, do not contravene (A) their respective charter, bylaws or other applicable constituent documents or (B) any applicable law.
Based upon and subject to the foregoing, and to the limitations and qualifications described below, we are of the opinion that:
1. The Company is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania.
2. The Company has the corporate power and authority to enter into and perform the Credit Documents, has taken all necessary corporate action to authorize the execution, delivery and performance (except with respect to any Commitment Increase) of such Credit Documents and has duly executed and delivered such Credit Documents.
3. Each Credit Document is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
4. The execution and delivery by the Company of the Credit Documents do not, and the performance by the Company of its respective obligations thereunder will not, (i) result in a violation of the Amended and Restated Articles of Incorporation or Bylaws of the Company, (ii) result in a breach or default under any Contract or (iii) result in a violation of any Company Order.
5. The execution and delivery by the Company of the Credit Documents do not, and the performance by the Company of its obligations thereunder will not, require any approval from or filing with any governmental authority of the United States or the Commonwealth of Pennsylvania or the State of New York other than in connection with the extension of the Termination Date contemplated by Section 2.20 of the Credit Agreement (the “Termination Date Extension”) and the registration of a Securities Certificate in accordance with Chapter 19 of the Pennsylvania Public Utility Code (“PPUC”) authorizing the Company’s incurrence of indebtedness under the Credit Agreement.
6. The execution and delivery by the Company of the Credit Documents do not, and the performance by the Company of its obligations thereunder will not, result in any violation of any federal law of the United States, any law of the Commonwealth of Pennsylvania, any law of the State of New York, any regulation thereunder, except that prior to the effectiveness of the Termination Date Extension the Company must register a Securities Certificate in accordance with Chapter 19 of the PPUC.
7. The use of the proceeds from any extension of credit under the Credit Agreement in accordance with the provisions of the Credit Agreement does not violate the provisions of Regulation X of the Board of Governors of the Federal Reserve System.

8. To our knowledge, there are no pending lawsuits or other proceedings against the Company before any court arbitrator or governmental agency or authority that challenge the legality, validity or enforceability of the Credit Documents.
The opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions:
A. The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.
B. We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Credit Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.
C. The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Pennsylvania, the laws of the State of New York and the Federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.
D. For purposes of our opinion in paragraph 1 hereof as to the valid existence of the Company, we have relied solely upon a subsistence certificate issued by the Secretary of the Commonwealth of Pennsylvania.
E. For purposes of the opinion in paragraph 6, we have considered only such laws and regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Credit Documents.
F. Certain waivers by the Company in the Credit Documents may relate to matters that cannot, as a matter of law, be effectively waived.
G. For purposes of the opinion in paragraph 4, where any Contract is silent as to governing law or states that it is governed by laws of a state other than the laws of New York or Pennsylvania, we have not made any investigation of the laws of any other state but have merely assumed that they would be interpreted in accordance with their plain meaning.
H. We express no opinion as to:
(i) the enforceability of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that a Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;
(ii) the enforceability of any provision of the Credit Documents permitting modification thereof only by means of an agreement in writing signed by the parties thereto;

(iii) the covenants in the Contracts or the Credit Documents that contain financial ratios and other similar financial restrictions; or
(iv) whether a federal or state court located outside the State of New York would give effect to the choice of law provided for in the Credit Documents.
This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur subsequent to the date of this opinion letter or from the discovery, subsequent to the date of this opinion letter, of information not previously known to us pertaining to the events occurring prior to such date.
This opinion letter is furnished by us solely for the benefit of the Agent and the Lenders and their respective successors and permitted assigns and participants pursuant to the Credit Agreement, and this opinion letter may not be relied upon by such parties for any other purpose or by any other person or entity for any purpose whatsoever. This opinion letter is not to be quoted in whole or in part or otherwise referred to or used or furnished to any other person, except as may be required by any governmental authority or pursuant to legal process, without our express written consent.

Very truly yours,